RCN Reports Fourth Quarter 2005 Results

Q4 EBITDA Reaches $22 million

2005 EBITDA Reaches $91M; +18% Year-Over-Year

Q4 Core Residential Revenue +2%, Q4 Commercial Revenue +11% Year-Over-Year

Industry Leading Customer Metrics Continue to Rise

Herndon, VA, March 15, 2006 - RCN Corporation (NASDAQ: RCNI), a leading provider of triple play communication services, today announced its results for the fourth quarter and full-year 2005.

“2005 was a milestone year for RCN in which we achieved all of our key objectives,” stated James F. Mooney, Chairman of RCN’s board of directors. “Our new management team hit the ground running, successfully launching the new RCN as a powerful bundled communications provider to valuable customers in high density markets. We realized additional operating efficiencies and further expanded RCN’s industry-leading customer metrics through consistent, strong execution. In addition to our recently announced $25 million expense reduction plan, we have restarted top line growth through a program of selected build-outs and market penetration. We also made significant progress in optimizing RCN’s asset portfolio, including the acquisition of Consolidated Edison Communications Holding Company, Inc. (“CEC”), which will stimulate growth in the greater New York metro market, and the recently-announced sale of our Megacable and MCM interests, which significantly enhances our balance sheet and free cash flow position.”

Mr. Mooney continued, “Our main priority in 2006 is to sustain the execution-oriented focus of our strategic plan and drive profit margin and cash flow growth through our continued emphasis on cost reduction, target customer penetration, strategic footprint expansion, and strong asset portfolio management. I congratulate the entire team on a great year and believe we are very well positioned to accomplish our objectives in 2006.”

Adjusted Results (Including Starpower in 2004). RCN’s 2005 reported results of operations are not comparable with its historic results due to (i) its emergence from bankruptcy and subsequent adoption of “fresh start” accounting on December 21, 2004, and (ii) its acquisition of the remaining 50% interest in Starpower it did not previously own, also occurring on December 21, 2004. Results prior to December 21, 2004 reflect Predecessor operations and Starpower ownership at 50%, and results after that date reflect Successor operations and Starpower ownership at 100%.

For ease of comparison, the following discussion regarding adjusted results gives effect to 2004 results as if Starpower had been 100% owned during all 2004 periods. See page 10 for a reconciliation of adjusted information to reported results.

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2005 total revenue of $561 million was flat compared to $562 million in 2004. 2005 core residential revenue, which includes some small business customers, increased 2%, and 2005 commercial revenue increased 9%, compared to 2004.

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Fourth quarter 2005 total revenue of $140 million was flat compared to $140 million in the fourth quarter of 2004 and $139 million in the third quarter of 2005. Fourth quarter core residential revenue increased 2%, and fourth quarter commercial revenue increased 11%, compared to the fourth quarter of 2004.

–	RCN ended 2005 with approximately 409,000 subscribers, versus approximately 425,000 at the end of 2004 and approximately 411,000 at the end of the third quarter of 2005.

–	2005 average revenue per customer (ARPC) was $102, up 6% from $96 in 2004. Fourth quarter 2005 ARPC was $103, an increase from $97 in the fourth quarter of 2004 and $102 in the third quarter of 2005.

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2005 EBITDA of $91 million increased nearly 18% from $77 million in 2004. EBITDA for the fourth quarter of 2005 was $22 million, compared to $22 million in the fourth quarter of 2004 and $23 million in the third quarter of 2005. EBITDA is a non-GAAP financial measure - see “Non-GAAP Measures” discussion below.

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2005 capital expenditures were $75 million, at the low end of our 2005 guidance range of $75-80 million, compared to $62 million in 2004. Fourth quarter 2005 capital expenditures were $34 million, compared to $22 million in the fourth quarter of 2004.

–	RCN ended the quarter with $143 million in cash, cash equivalents, and short-term investments.

Peter Aquino, President and Chief Executive Officer of RCN, stated, “RCN’s fourth quarter results demonstrate consistent improvement in our customer and profitability metrics, helping us exceed our 2005 EBITDA guidance of $85-90 million. Our investments in sales, marketing, product and network initiatives drove our industry leading customer metrics even higher, including a bundle percentage of 68%, 2.2 RGU’s per customer, ARPC of $103, and digital penetration of 60%. Our emphasis on expense reduction also paid off through improving network, operating and central expense efficiencies, permanently lowering our cost base. Going forward, we continue to find better ways to offer innovative products and services to our customers, leveraging our leading broadband network.”

Key Fourth Quarter Accomplishments
Asset Portfolio
–
Announced acquisition of CEC, for $32 million, plus $6-7 million in working capital and capital expenditure adjustments at closing, which will strengthen RCN’s greater New York footprint, add strong sales, engineering and back office resources, and substantially increase commercial and residential expansion opportunities; integration costs are expected to be $2-3 million, below RCN’s original estimate of approximately $5 million, and the transaction is expected to close in mid-late March

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Subsequent to quarter-end, RCN announced an agreement to sell its 49% interests in Megacable and MCM for an implied pre-tax value of approximately $350 million and after-tax proceeds of $300 million in cash; transaction is expected to close in late March

Cost Reductions
–
Initiated a $25 million cost reduction program for 2006, consisting of additional headcount reductions through centralization and automation, decreased spending on consultants, advisors, and contractors, and lower payments for property taxes and other third-party fees

–	Renegotiated nearly 150 retransmission/must carry agreements across all of our markets without any upfront cash payments; initiative 99% complete
Revenue Growth
–	Upgraded and/or rebuilt approximately 12,000 homes in Q4 and 25,000 homes for the full-year; halfway to our objective of 50,000 new/rebuilt homes by year-end 2006
–	Completed Digital Simulcast overlay in Chicago; began overlay in Boston and New York, on track to complete in April 2006
–	Entered into an agreement to carry PBS KIDS Sprout across all markets, extending RCN’s family friendly line-up

–	Extended 20 Mbps down/2 Mbps up broadband service trial across Washington and Boston markets; launched commercially available service in Falls Church, VA on March 15, 2006

Reported Results. 2005 Successor revenue was $561 million, compared to 2004 Predecessor/Successor revenue of $487 million. 2005 Successor net loss from continuing operations was $139 million, compared to 2004 Predecessor/Successor net income from continuing operations of $968 million, which included $1.2 billion in gains related to RCN’s emergence from bankruptcy. Fourth quarter 2005 Successor revenue was $140 million, compared to fourth quarter 2004 Predecessor/Successor revenue of $123 million and third quarter 2005 Successor revenue of $139 million. Fourth quarter 2005 Successor net loss from continuing operations was $33 million, compared to fourth quarter 2004 Predecessor/Successor net income from continuing operations of $1.2 billion, consisting almost entirely of gains related to RCN’s emergence from bankruptcy, and third quarter 2005 Successor net loss from continuing operations of $42 million.

2006 Financial Outlook. RCN’s full-year 2006 Outlook, including the expected close of the CEC acquisition in March, 2006, is listed below:

–	Revenue of approximately $600-605 million (including $35-40 million for CEC)
–	EBITDA of approximately $115-120 million (including $0-5 million for CEC)
–	Capital expenditures of approximately $85-90 million (including $5-10 million for CEC)

Mike Sicoli, Chief Financial Officer of RCN, stated, “RCN’s 2006 outlook for at least 25-30% EBITDA growth combines our expectations for continued cost reductions and increasing revenue growth in our core residential and commercial businesses. When combined with significant decreases in interest expense due to debt reductions resulting from the pending sale of our Mexican investments, and a moderate increase in capital spending due to the acquisition of CEC, we expect to achieve positive free cash flow in the second half of 2006.”

Non-GAAP Measures
In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, adjusted results as if Starpower had been 100% owned during all 2004 periods and ARPC. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because they are an integral part of the Company’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. A reconciliation schedule to the comparable GAAP measures is available on pages 9-11. RCN’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Fourth Quarter Conference Call
Management will conduct a conference call to discuss fourth quarter and year-end results and its strategic outlook today at 08:30 AM Eastern time. Please note the time change from prior quarters’ calls. Be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is 706-634-2478, conference ID: 4354477. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/calendar.cfm. A replay of this conference call will be available from 11:30 AM today until 11:59 PM Eastern time on March 23. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN’s website.

About RCN Corporation
RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of bundled cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential and small business customers in some of the most densely populated markets in the U.S. RCN Business Solutions also provides bulk video, high-capacity data and voice services to a growing number of business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets. RCN recently announced the pending sale of its 49% interests in Megacable, one of the largest cable companies in Mexico, and MCM, a provider of local voice and high-speed data services in Mexico City. RCNI-Q

RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN's Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777

(Tables follow)

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands)

	Successor	Successor	Predecessor
	Year Ended December 31, 2005	December 21 to December 31, 2004	January 1 to December 20, 2004
Revenues	$560,964	$16,372	$470,459
Costs and expenses:
Direct expenses	196,832	5,958	172,188
Operating and selling, general and administrative	275,994	7,996	237,998
Non-cash stock-based compensation	8,913	-	4,414
Impairments, exit cost and restructuring	5,245	-	(7,674)
Depreciation and amortization	190,322	5,218	231,734

Operating loss	(116,342)	(2,800)	(168,201)
Investment income	5,648	-	2,942
Interest expense	42,333	888	96,702
Gain on sale of assets	2,536	-	1,875
Other income, net	1,556	-	(295)

Loss from continuing operations before reorganization items, income taxes and equity in income (loss) of unconsolidated entities	(148,935)	(3,688)	(260,381)
Reorganization (expense) income, net	11,113	-	(92,554)
Gain on settlement of liabilities subject to compromise and restructuring	-	-	1,166,027
Gain from “Fresh Start” adjustments	-	-	173,178
Income tax expense (benefit)	779	-	(114)

Net Income (loss) from continuing operations before equity in unconsolidated entities	(138,601)	(3,688)	986,384
Equity in income (loss) of unconsolidated entities	-	-	11,267
Impairment of unconsolidated entities	-	-	(25,689)

Net income (loss) from continuing operations	(138,601)	(3,688)	971,962
Income (loss) from discontinued operations, net of tax	(111)	-	2,204
Gain on sale of discontinued operations, net of tax	-	-	88,580

Net income (loss) before cumulative effect of change in accounting principal and preferred dividend and accretion requirements	(138,712)	(3,688)	1,062,746
Cumulative effect on prior years of retroactive application of a change in accounting for legal fees, net of tax	2,600	-	-
Net income (loss before preferred dividend and accretion requirements	(136,112)	(3,688)	1,062,746
Preferred dividend and accretion requirements	-	-	52,902

Net income (loss) to common stockholders	$(136,112)	$(3,688)	$1,009,844

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	Successor
	December 31,	December 31,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$70,906	$113,539
Short-term investments	72,111	50,425
Other current assets	63,890	78,063
Total current assets	206,907	242,027

Property, plant and equipment, net of accumulated depreciation of $175,215 and $4,605	705,908	793,691
Investments in unconsolidated entity	184,896	178,000

Intangible assets, net of accumulated amortization of $19,743 and $613	118,145	141,786
Long-term restricted investments	17,568	25,063
Deferred charges and other assets	20,516	19,943

Total assets	$1,253,940	$1,400,510

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	158,781	179,941
Long term debt and capital lease obligations	488,449	489,710
Other long-term liabilities	43,808	25,937

Total liabilities	691,038	695,588

Stockholders’ equity:

Common stock, par value $0.01 per share,100,000,000 shares authorized, 36,028,116 and 31,919,044 shares issued and outstanding	360	319
Committed common stock, par value $0.01, 797,938 and 4,101,806 shares committed	8	41
Committed capital in excess of par	25,549	131,355
Additional paid-in-capital	684,146	576,895
Accumulated deficit	(139,800)	(3,688)
Unearned compensation	(14,384)	-
Accumulated other comprehensive income	7,023	-
Total stockholders' equity	562,902	704,922

Total liabilities and stockholders' equity	$1,253,940	$1,400,510

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in Thousands)

	Successor	Successor	Predecessor
	For the year ended December 31, 2005	December 21 to December 31, 2004	January 1 to December 20, 2004
Cash flows from operating activities:
Net income (loss) from continuing operations	$(136,001)	$(3,688)	$971,962
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	190,322	5,218	231,734
Other	6,105	(14,249)	(1,237,830)
Net cash provided by (used in) operating activities	60,426	(12,719)	(34,134)

Cash flows from investing activities:
Additions to property, plant and equipment	(89,340)	-	(52,294)
Acquisition of Starpower	-	(14,933)	-
Investment in acquisition	(2,244)	-	-
(Increase) decrease in short-term investments	(21,559)	-	(50,425)
Proceeds from sale of assets	6,259	-	391
Decrease (increase) in restricted investments	-	-	203,160
Decrease (increase) in investments restricted for debt service	9,020	4,634	1,077
Proceeds from sale of discontinued operations	-	-	118,061
Cash used in discontinued operations	(10)	-	-
Net cash provided by investing activities	(97,874)	(10,299)	219,970

Cash flows from financing activities:
Repayment of long-term debt	(5,522)	-	(395,367)
Change in term loans	-	-	(111,377)
Payments of capital lease obligations	(558)	-	(3,715)
Payments made for debt financing costs	(515)	-	(12,215)
Proceeds from the issuance of long-term debt	-	-	455,000
Proceeds from the exercise of stock options	1,410	-	-
Net cash used in financing activities	(5,185)	-	(67,674)

Net increase (decrease) in cash and cash equivalents	(42,633)	(23,018)	118,162
Cash and cash equivalents at beginning of period	113,539	136,557	18,395

Cash and cash equivalents at end of period	$70,906	$113,539	$136,557

RCN Corporation

Selected Operating Metrics (1)
(Excludes Discontinued Operations)

	Q4 2005	Q3 2005	Q4 2004
Revenues (Consolidated):
Voice	$35,921	$36,184	$38,053
Video	63,399	63,619	62,248
Data	33,528	33,630	33,737
Other	5,375	3,854	3,687
Reciprocal Compensation	1,697	1,523	1,777
Total	$139,920	$138,810	$139,502

RGUs:
Voice	273,000	275,000	280,000
Video	370,000	371,000	383,000
Cable Modem	244,000	238,000	222,000
Total RGUs	887,000	884,000	885,000

Number of Customers	409,000	411,000	425,000

% Customers in Bundles	68%	67%	63%

Average Monthly Revenue Per Customer (ARPC)	$103	$102	$97

Average RGUs Per Customer	2.2	2.1	2.1

(1) Includes 100% ownership of Starpower for all periods. Refer to RCN’s 10-K for the year ended December 31, 2005 for definition of metrics.

RCN Corporation

Non-GAAP Reconciliation

(1) EBITDA is defined as operating income plus depreciation and amortization, non-cash stock based compensation and other special items including non-cash issuance of warrants, impairments and other charges and cumulative effect of accounting changes. EBITDA margin represents EBITDA divided by revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA as defined above may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations.

	For the three months ended
($ in thousands)	December 31, 2004 (1)	September 30, 2005	December 31, 2005
Operating loss	$(28,363)	$(33,740)	$(33,657)
Depreciation and amortization	52,847	48,732	49,658
Non-cash stock based compensation	712	3,974	4,939
Non-cash issuance of warrant	--	-	(564)
Impairments, exit costs and restructuring	(5,986)	4,310	1,548
EBITDA	$19,210	$23,276	$21,924
EBITDA Margin	15.6%	16.8%	15.7%

	For the twelve months ended		Guidance
($ in thousands)	December 31, 2004 (1)	December 31, 2005	For the year ended December 31, 2006
Operating loss	$(171,001)	$(116,342)	($110,000 - 105,000)
Depreciation and amortization	236,952	190,322	205,000
Non-cash stock based compensation	4,414	8,913	20,000
Impairments, exit costs and restructuring	(7,674)	5,245	-
Cumulative effect of accounting changes	-	2,600	-
EBITDA	$62,691	$90,738	$115,000 - $120,000

EBITDA Margin	12.9%	16.2%

(1) Does not include Starpower prior to December 21, 2004

RCN Corporation

Non-GAAP Reconciliation
(Continued)

(2) Adjusted Results. For ease of comparison, the following presents adjusted results giving to effect to 2004 results as if Starpower had been 100% owned during all 2004 periods. We believe these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis.

	For the three months ended	For the twelve months ended
($ in thousands)	December 31, 2004	December 31,2004
Reported Revenue	$122,932	$486,831
Plus: Starpower	16,570	75,470
Revenue	139,502	562,301

Reported Direct Costs	40,424	178,146
Plus: Starpower	5,676	23,832
Direct Costs	46,100	201,978

Reported SG&A	63,298	245,994
Plus: Starpower	8,230	37,430
SG&A	71,528	283,424

EBITDA (see above)	19,210	62,691
Plus: Starpower	2,664	14,208
EBITDA	21,874	76,899
EBITDA Margin	15.7%	13.7%

Reported Capex	19,996	55,618
Plus: Starpower	1,690	6,230
Capex	21,686	61,847

RCN Corporation

Non-GAAP Reconciliation
(Continued)

(3) Average monthly revenue per customer, or ARPC, is an industry metric that measures adjusted revenues, excluding commercial and other residential revenue (consisting of dial-up, reciprocal compensation and RCN Entertainment) per period divided by the average number of customers during that period. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans.

	For the three months ended
($ in thousands, except ARPC)	December 31, 2004	September 30, 2005	December 31, 2005
Revenue	$139,502	$138,809	$139,920
Less: Commercial Revenue	(6,355)	(6,758)	(7,034)
Less: Other Residential Revenue	(8,545)	(6,205)	(5,926)
Core Residential Revenue	$124,602	$125,846	$126,960
ARPC	$97	$102	$103

	For the twelve months ended
($ in thousands, except ARPC)	December 31, 2004	December 31, 2005
Revenue	$562,301	$560,964
Less: Commercial Revenue	(24,570)	(26,865)
Less: Other Residential Revenue	(41,725)	(26,327)
Core Residential Revenue	$496,006	$507,772
ARPC	$96	$102

(4) Free Cash Flow as defined by RCN can be found in our Reconciliation of Non-GAAP Information located on our website www.rcn.com.

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